ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made as of September 13, 2007 (this “Agreement”) by and between ProElite, Inc., a New Jersey corporation having its principal place of business at 12121 Wilshire Boulevard, Suite 1001, Los Angeles, California 90025 (“Company”), on the one hand, and Future Fight Productions, Inc., a Hawaii corporation, having its principal place of business at 1311 Lunalilo Home Road, Honolulu, Hawaii 96825 (“Seller”) and the holders of one hundred percent (100%) of the outstanding shares of capital stock, listed in Schedule 2.1 attached hereto (the “Shareholders”), on the other hand.

RECITALS

A. The Seller is engaged in, among other things, the mixed martial arts business and freestyle fighting, which includes: (1) recruiting and promoting fighters, (2) promoting mixed martial arts fights and (3) branding and licensing mixed martial arts brands and logos (the “Business”).

B. The parties previously entered into that certain letter of intent dated May 2, 2007, as amended which contains certain binding and nonbinding provisions describing a potential sale by Seller of all of its assets to Company.

C. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the assets, properties, rights and claims of, or related to, the Business, on the terms and conditions set forth herein.

D. This Agreement contemplates a transaction in which Buyer will purchase substantially all of the assets of the Seller in return for cash and shares of common stock of Company.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties intending to be legally bound agree as follows:

ARTICLE I.
PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined below), Seller agrees to sell, assign and transfer, free and clear of all Encumbrances (as defined below), to Company and Company hereby agrees to purchase, all right, title and interest in and to, all of the assets related to the Business (the “Assets”), including, without limitation:

(a)  All goodwill;

(b) All of the Seller’s rights (the “Contract Rights”) under the agreements, commitments, contracts, understandings, arrangements or instruments, whether oral or written (“Contracts”) expressly set forth on Schedule 1.1 (the “Acquired Contracts”);

(c) All machinery, cameras, broadcasting equipment, tape, recording equipment, audio and sound equipment, stage equipment, rigging equipment, lights, equipment, computers, servers, ring mat(s)/cage(s), fixed assets and other tangible personal property related to the Business, wherever located, including within the Seller’s or any customer’s offices or facilities or used by any employees, consultants or customers of the Seller outside of the Seller’s offices and facilities;

(d) Books and records related to the Business or the Assets, including books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Seller;

(e) The supplies, sales literature, catalogues, brochures, promotional literature, customer, supplier and distributor lists, art work, other marketing materials, telephone and fax numbers and purchasing records related to the Business;

(f)  All intellectual property rights related to the Business, including all (i) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, and the goodwill associated therewith and registrations and applications for registration thereof, (iii) U.S. and foreign copyrights and rights under copyrights, including moral rights, whether or not registered, and registrations and applications for registration thereof, (iv) U.S. and foreign mask work rights and registrations and applications for registration thereof, (v) all trade secrets and confidential business information (including ideas, formulas, compositions, know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information), (vi) all domain name registrations, (vii) any other inventions (whether or not patentable) or know-how and all improvements thereto and (viii) all other works of authorship (whether or not copyrightable) (the “Business Intellectual Property Rights”);

(g) The Seller’s insurance policies, to the extent assignable;

(h) All licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any federal, state, local or foreign government, authority, instrumentality, department, commission, board, bureau, agency, official, court or other tribunal, or any other individual, corporation, association, limited liability company, partnership, joint venture or other entity or organization of any kin, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Business, to the extent transferable;

(i)  All rights under or pursuant to warranties, representations and guarantees made by suppliers or vendors in connection with the Assets, or services furnished to the Seller pertaining to the Business or affecting the Assets;

(j)  All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by the Seller on or prior to the Closing Date;

(k) All Internet domain names and websites registered to the Seller;

(l) All rights of Seller to the names and the marks “Icon Sport,” “Super Brawl,” and “Future Fight Productions;”

(m) All of Seller’s library of content (the “Content”); and

(n) All receivables, cash and cash equivalents.

1.2 No Assumed Liabilities. Seller agrees that Company is not assuming and at the Closing will not assume, any obligations or liabilities of Seller, Shareholders or any other person, whether or not they are related to the Assets. Prior to the Closing, Seller agrees to provide a full and complete description of any and all third party contracts related to the Business, such as agreements with advertisers, fighters, venues and other service providers. If requested by Company, Seller will use reasonable efforts to make available to Company the benefit of any such contracts with third parties on the same terms as were made available to Seller. Seller agrees that Company is not assuming any past obligations or liabilities under such agreements that were incurred by Seller or any other party prior to the date of execution of this Agreement or that are incurred after the date hereof but prior to the Closing Date.

1.3 Accounting. Seller agrees and acknowledges that upon Closing: (i) the Chief Financial Officer of the Company will record the Assets on the Company’s books and records, (ii) the accounting of the Assets will be done exclusively by the Company or any Person designated by the Company, (iii) the Company will account for the Assets in accordance with the generally accepted accounting principles as used in the United States, as in effect from time to time, (iv) the Seller will present reports as required from time to time by the CFO, and (v) the Company will install the accounting systems as needed to provide accurate and timely financial reporting.

1.4 Purchase Price. The purchase price for the Assets is Three Hundred Fifty Thousand Dollars ($350,000.00) cash and the Acquisition Shares (collectively, the “Purchase Price”). The cash portion of the Purchase Price shall be payable at Closing; the Acquisition Shares shall be payable as specified below. In addition, upon satisfaction of certain contingencies, Additional Consideration, as defined below, shall be payable to Seller. Seller and Shareholders acknowledge and agree that the Purchase Price is fair and adequate for the Assets being purchased, subject to payment of the Additional Consideration upon satisfaction of the relevant contingencies.

(a) Acquisition Shares

(i) General. “Acquisition Shares” means Two Million Dollars ($2,000,000.00) of shares of Company’s common stock, based upon $10 per share.

(ii) Payment. The Acquisition Shares shall be payable as follows:

(A) Fifty percent (50%) of the Acquisition Shares (100,000 Shares) shall be delivered to Seller on the Closing Date.

(B) The remaining 50 percent (50%) of the Acquisition Shares (100,000 Shares) shall be delivered to Seller in equal payments on each of the first three (3) anniversaries of the Closing Date.

(iii) Forfeiture provisions. The Acquisition Shares shall be subject to forfeiture as follows:

(A) Upon the termination of the Consulting Agreement (as hereinafter defined) sooner than the third (3rd) anniversary of the Closing Date, all shares not yet paid shall be forfeited, except as otherwise provided in (I) and (II) immediately below.

(I) Except as set forth in II below, a pro rata portion of the shares that would have been payable on the anniversary of the Closing Date next following the date on which the Consulting Agreement is terminated shall be paid to Seller, such pro rata portion being equal to the product of sixteen and two-thirds percent (16 and 2/3%) of the Acquisition Shares and a fraction, the numerator of which is the number of days that have elapsed since the immediately preceding anniversary of the Closing Date through the date of the termination of the Consulting Agreement and the denominator of which is 365 (or 366 in the case of leap years).

(II) If the Consulting Agreement is terminated by Company, “Without Cause” (as defined in the Consulting Agreement), then fifty percent (50%) of all shares that would have been payable after the date on which the Consulting Agreement is terminated shall be paid to Seller.

The shares identified in (I) and (II), above, shall be paid on the dates on which such shares would have been paid in accordance with Section 1.4(a)(ii)(B), above, had no forfeitures occurred.

(B) Any payment of Acquisition Shares made by Company to Seller shall be forfeited by Seller, and Seller shall be obligated to return to Company, without the necessity of any demand therefor, the certificate evidencing such shares, if, within one year of such payment Seller shall engage or attempt to engage in any of the following (each, a “Prohibited Transaction”); (X) sell, exchange, assign, or otherwise transfer ownership of such Acquisition Shares to any person; (Y) hypothecate, mortgage, or otherwise transfer, offer, or pledge such Acquisition Shares as security for indebtedness or for any other purpose; or (Z) file a petition for protection from creditors under any of the United States or any State. A Prohibited Transaction shall be null and void ab initio, and the Company shall not, and shall not be required to, recognize or otherwise give effect to any such transfer.

(iv) Restricted Stock. The Acquisition Shares shall be “restricted stock” for purposes of the Securities Act of 1933, as amended (“Securities Act”), and the Acquisition Stock shall be subject to a stop transfer order, which Company shall deliver to its transfer agent. The certificates evidencing the Acquisition Shares shall bear a legend representing (A) that the shares may not be sold, offered for sale or otherwise transferred or disposed of unless a registration statement is in effect under the Securities Act or Company has received an opinion of counsel satisfactory to it that an exemption from such registration is applicable to such shares and (B) that the Company’s transfer agent, prior to acting upon a request to transfer the stock to the name of a new owner, must notify Company and must decline to effect such transfer absent the approval of Company.

(b) Additional Consideration. Company shall pay an additional One Hundred Thousand Dollars ($100,000.00) cash to the Seller within three (3) business days of the first anniversary of the Closing, subject to the following conditions:

(i) Seller’s twelve (12) months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) ended on June 30, 2008, exceeds eighty percent (80%) of the previous twelve (12) months’ EBITDA ending on June 30, 2007. EBITDA shall not include any non-Business related expenses incurred by the Company. The EBITDA calculations for June 30, 2007 and June 30, 2008 shall be prepared by Company or its representative from the records of the Company.

1.5 The Closing.

(a) The closing of the purchase and sale of the Assets (the “Closing”) will take place on the second business day after satisfaction of the last to be satisfied of the conditions set forth in Article V (other than those conditions that, by their terms, are to be satisfied at the Closing) (the “Closing Date”), at the offices of Troy & Gould Professional Corporation, 1801 Century Park East, Los Angeles, California 90067, unless another time, date or place is agreed to by the parties hereto.

(b) At or prior to the Closing, Seller shall execute and deliver to Company:

(i) Bills of sale and other such assignment instruments, in form and substance reasonably satisfactory to Company, covering the Assets and effecting the full sale and conveyance of the Assets to Company, free and clear of any and all mortgage, charge (whether fixed or floating), security interest, pledge, right of first refusal, lien (including any unpaid vendor’s lien), option, hypothecation, title retention or conditional sale agreement, lease, option, restriction as to transfer or possession, or subordination to any right of any other person (“Encumbrances”);

(ii) All books, records, correspondence and other documents in Seller’s possession or control that evidence or relate to the Assets;

(iii) The Closing certificate described in Section 5.2(a) and (b);

(iv) A copy of resolutions of shareholders and of the governing body of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements and transactions contemplated hereby, which resolutions shall be certified by the Secretary (or comparable officer) of Seller and which certificate shall state that such resolutions have not subsequently been amended or rescinded;

(v) A Consulting Agreement, substantially in the form attached hereto as Exhibit A;

(vi) Non-Compete Agreement (the “Non-Compete Agreement”) in the forms attached hereto as Exhibit B, executed by Thomas Jay Thompson;

(vii) A Lock-up Agreement pertaining to the Acquisition Shares and any shares of Company common stock issued under the Consulting Agreement; and

(viii) Such other closing documents as Company may reasonably request in order to consummate the transactions contemplated by this Agreement.

(c) At or prior to the Closing, Company shall execute and deliver to Seller:

(i) A copy of the Consulting Agreement, executed by Company;

(ii) Copies of the Non-Compete Agreements, executed by Company;

(iii) Stock certificates in the name of Seller representing the Acquisition Shares to be delivered at Closing; and

(iv) A wire transfer to Seller in the amount of Three Hundred Fifty Thousand Dollars ($350,000.00).

1.6 Integration Matters. Following the Closing, Seller agrees to assist Company with the orderly transfer of the Assets to Company.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

Seller and each of the Shareholders, jointly and severally, represent and warrant to Company as of the date hereof and as of the Closing Date as follows:

2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of Hawaii, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is qualified to do business, and is in good standing, as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The officers, directors and shareholders of Seller as of the date hereof are set forth on Schedule 2.1.

2.2 Power and Capacity. Each of Seller and the Shareholders has the right, power, legal capacity and authority to enter into and perform its or his obligations under this Agreement and all agreements to which either of them is or will be a party that are required to be executed pursuant to this Agreement (the “Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly and validly approved and authorized by Seller’s Board of Directors as required by law and Seller’s organizational and charter documents. Correct and complete copies of Seller’s organizational and charter documents, as amended to date, have been delivered to Company.

2.3 No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable any of Seller or Shareholders to enter into and to perform its or his obligations under this Agreement or any of the Ancillary Agreements.

2.4 Binding Obligation. This Agreement and the Ancillary Agreements are, or when executed by Seller and the Shareholders, as the case may be, will be, valid and binding obligations of Seller and the Shareholders enforceable against Seller and the Shareholders in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5 Capitalization. The authorized capital stock of Seller consists of One Thousand (1,000) shares of common stock, par value One Dollar ($1.00) per share. Each Shareholder of Seller owns his shares free and clear of all Encumbrances. There are no agreements among any of Seller’s shareholders and/or Seller regarding the ownership of Seller’s capital stock.

2.6 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the best knowledge of Seller or Shareholder, threatened against Seller or Shareholder regarding Seller’s business or any of the Assets. There is no judgment, decree or order against Seller or Shareholder that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse effect on Seller’s business or the Assets.

2.7 Compliance with Laws. Seller has complied in all material respects with all statutes, laws and regulations with respect to the conduct of Seller’s business and ownership thereof, and neither Seller nor any of the Shareholders has received any notice concerning any alleged noncompliance with any such statutes, laws or regulations.

2.8 Title to Property; Intellectual Property. Seller has good and marketable title to the Assets, free and clear of all Encumbrances. Seller owns, or is licensed or otherwise possesses legally enforceable rights to use, all Business Intellectual Property Rights in the State of Hawaii. Seller has not in the conduct of its business engaged in any unauthorized use, disclosure, infringement or misappropriation of any intellectual property rights of any third parties, and Seller is not aware of any unauthorized use, disclosure, infringement or misappropriation by any third parties of any Business Intellectual Property Rights. Seller is not, and will not be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Assets, the Business or any Business Intellectual Property Rights of third parties. Neither Seller nor Shareholder (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party concerning the Business or the Assets; (ii) has any knowledge or has received any notice that the Assets or Seller’s business as currently conducted or as proposed to be conducted by Company infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; or (iii) has brought any action, suit or proceeding for infringement of Business Intellectual Property Rights or breach of any license or agreement involving Business Intellectual Property Rights against any third party. Seller’s Business Intellectual Property Rights, except in the case of off-the-shelf commercially available or Open-Source software, are exclusive, and Seller has full and complete power to transfer such exclusive rights to Company.

2.9 Acquired Contracts. Schedule 1.1 identifies all Contracts to which Seller, Icon Sport or Super Brawl is a party or is bound. Schedule 1.1 also sets forth all material terms of all oral Contracts. All Acquired Contracts are: (i) in full force and effect and enforceable by Seller in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors rights generally and to general principles of equity; (ii) Seller is not, and to the knowledge of any of the Seller, no other party to an Acquired Contract is, in breach or default under any Acquired Contract; (iii) no event has occurred that with notice or the passage of time or both could reasonably be expected to (A) constitute a breach or default under, (B) give any individual, corporation, association, limited liability company, partnership, joint venture or other entity or organization of any kind (“Person”) the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Contract, (C) give any Person the right to accelerate the maturity or performance of any Acquired Contract or (D) give any Person the right to cancel, terminate or modify any Acquired Contract (exclusive of any right to do so at any time upon prior notice independent of the occurrence of such event); and (iv) the Seller has not given, and has not received from any other Person, any notice or other communication regarding the existence of any breach of, or default under, any Acquired Contract.

2.10 Brokers’ and Finders’ Fees. Seller has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.11 Financial Statements. Seller has and/or will make available to Company all of its financial records and represents that the financial records fairly and accurately present the financial condition of the Company and the results of operations as of the respective dates and for the periods referred to, and, that based on such financial records, Company will be able to cause an audit to be completed for at least the last two fiscal years.

2.12 Investment Representations

(a) Seller is aware of Company’s business affairs and financial condition and has acquired sufficient information about Company to reach an informed and knowledgeable decision to acquire the Acquisition Shares. Seller agrees that by reason of its business and financial experience it can be reasonably assumed to have the capacity to protect its own interests in connection with this transaction. Seller is acquiring the Acquisition Shares for investment for Seller’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(b) Seller acknowledges and understands that (i) the Acquisition Shares constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Seller’s investment intent as expressed herein; (ii) the Acquisition Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available; (iii) Company is under no obligation to register the Acquisition Shares; (iv) the certificate evidencing the Acquisition Shares will be imprinted with a legend which prohibits the transfer of such securities unless they are registered or such registration is not required in the opinion of counsel satisfactory to Company and any other legend required under applicable state securities laws; and (v) the Acquisition Shares are subject to a lock-up as set forth in the Lock-up Agreement.

    2.13 Accuracy and Completeness. No representation or warranty of Seller in this Agreement or in any schedule, exhibit, agreement or document delivered pursuant hereto contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

2.14 Change of Name. No later than the Closing Date, Seller shall change its corporate name to FFP, Inc.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Seller and the Shareholders as of the date hereof and as of the Closing Date as follows:

3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is qualified to do business, and is in good standing, as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

3.2 Power and Capacity. Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and all agreements to which it is or will be a party that are required to be executed pursuant to this Agreement (the “Company Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly approved and authorized by Company’s Board of Directors as required by law and Company’s organizational and charter documents.

3.3 No Filings. No filing, authorization or approval, governmental or otherwise, is necessary to enable Company to enter into and to perform its obligations under this Agreement and the Company Ancillary Agreements.

3.4 Binding Obligation. This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE IV.
COVENANTS

4.1 Conduct of Business of Seller. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, Seller will conduct its operations in the ordinary course of business consistent with past practices, and consistent with such operation, Seller shall use respective commercially reasonable efforts to preserve intact the goodwill of such business, the present organization of such entity and the relationships of such entity with persons having relationships with it.

4.2 Access; Further Assurance. Prior to the Closing Date, Seller and the Shareholders agree to provide reasonable cooperation with respect to all due diligence investigations conducted by or on behalf of Company, and shall provide Company, its potential investors and their respective authorized representatives with reasonable access (a) to all books, records, agreements, documents and other materials and information reasonably related to the transactions contemplated by this Agreement, including those records necessary for the completion of the financial statements referred to in Section 5.2 (i), and (b) to all agents, attorneys, employees, and accountants of Seller. In addition, Seller shall furnish to Company information concerning its business as Company may reasonably request from time to time. Further, after the Closing, Seller and the Shareholders shall cooperate with Seller and provide such information and documents as may be necessary for Company to prepare financial statements relating to the Business as required under SEC regulations.

4.3 Notification of Certain Matters. Seller shall give prompt notice to Company of (i) the occurrence or nonoccurrence of any event, other than any event contemplated or permitted by this Agreement, the occurrence or nonoccurrence of which has caused any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any failure of Seller or any of the Shareholders to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.3 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to Company.

4.4 Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Article VI hereof, none of the Shareholders or Seller nor any of Seller’s officers, directors, employees or representatives shall, directly or indirectly, solicit, initiate or encourage the submissions of proposals or offers from any other person relating to any merger, share exchange or similar transaction or sale of any assets, cooperate with any person in connection with any such transaction, or participate in any discussions or negotiations regarding any such transaction.

4.5 Confidentiality. Seller and the Shareholders agree that neither Seller nor any of the Shareholders shall, either before or after the Closing, use or disclose to any person, directly or indirectly, any confidential information concerning the business of Company, including, without limitation, any business secret, trade secret, financial information, software, internal procedure, business plan, marketing plan, pricing strategy or policy or client list, except to the extent that such use or disclosure is (i) required by an order of a court of competent jurisdiction, or (ii) authorized in writing by a duly authorized executive officer of Company. The prohibition that is contained in the preceding sentence shall not apply to any information that is or becomes generally available to the public other than through a disclosure by Seller or any of the Shareholders.

ARTICLE V.
CONDITIONS TO CONSUMMATION OF THE PURCHASE

5.1 Conditions to the Obligations of Seller. The obligations of Seller to effect the Purchase and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived by Seller in writing):

(a) the representations and warranties of Company contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and, at the Closing, Company shall have delivered to Seller a certificate to that effect, executed on behalf of Company by one or more executive officers of Company;

(b) each of the covenants and obligations of Company to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects on or before the Closing Date and, at the Closing, Company shall have delivered to Seller a certificate to that effect, executed on behalf of Company by one or more executive officers of Company; and

(c) Company shall have executed and delivered the agreement and documents that are described in Section 1.5(c).

5.2 Conditions to the Obligations of Company. The obligations of Company to effect the Purchase and the other transactions contemplated hereby are subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions (any one or more of which may be waived by Company in writing);

(a) the representations and warranties of Seller and the Shareholders contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and, at the Closing, Seller shall have delivered to Company a certificate to that effect, executed on behalf of Seller by one or more executive officers of Company;

(b) each of the covenants and obligations of Seller and the Shareholders to be performed on or before the Closing Date pursuant to this Agreement shall have been duly performed in all material respects on or before the Closing Date and, at the Closing, Seller shall have delivered to Company a certificate to that effect, executed on behalf of Company by one or more executive officers of Company;

(c) there shall not have occurred a material adverse change with respect to Seller or the Assets;

(d) Seller shall have executed and delivered the agreements and documents that are described in Section 1.5(b);

(e) No claim, action, investigation or other proceeding shall be pending or threatened before any court or governmental agency that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement or that imposes a substantial risk to Company’s ability to obtain title to and possession of the Assets on the terms and conditions contemplated by this Agreement;

(f) There shall have been obtained all permits, approvals and consents from governmental agencies and third parties that Company determines are required in order to transfer the Assets to it;

(g) All actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement shall have been duly and validly taken;

(h) The Company shall have conducted, at its expense, a due diligence examination of the Assets and, in its sole discretion, shall not have disapproved of the results of its review;

(i) Company, at its expense, shall have completed an audit of the financial statements of Seller for the fiscal years ended December 31, 2006 and 2005 and shall have prepared unaudited financial statements for the period ended June 30, 2007; and

(j) Company shall be reasonably satisfied that Company will be able to generate financial statements to satisfy the reporting requirements of Company under applicable SEC rules.

ARTICLE VI.
TERMINATION

6.1 Termination. This Agreement may be terminated and the Purchase may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Company and Seller and the Shareholders;

(b) by Seller or Company if any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Purchase and such order, decree, ruling or other action is or shall have become non-appealable;

(c) by Seller if there shall have been a material breach by Company of any of its covenants or agreements hereunder and Company has not cured such breach within fifteen (15) business days after notice by Seller thereof, provided that Seller has not breached any of its representations and warranties or obligations hereunder in any material respect; or

(d) by Company if there shall have been a material breach by Seller and Shareholder of any of its or his covenants or agreements hereunder, and Seller and Shareholder, as the case may be, has not cured such breach within fifteen (15) business days after notice by Company thereof, provided that Company has not breached any of its representations and warranties or obligations hereunder in any material respect.

6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or any of its affiliates, directors, officers and shareholders; provided, however, that (i) Section 6.3 shall survive any such termination, and (ii) nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

6.3 Fees and Expenses. Except as specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII.
SURVIVAL OF REPRESENTATIONS AND
WARRANTIES; INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing.

7.2 Indemnification.

(a) Seller and the Shareholders, jointly and severally, will indemnify and hold harmless Company and its officers, directors, shareholders, agents and employees from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including reasonable legal fees (collectively “Company Damages”) arising out of any misrepresentation or breach or default in connection with any of the representations, warranties, and covenants given or made by Seller or Shareholders in this Agreement. Company shall act in good faith and in a commercially reasonable manner to mitigate any Company Damages it may suffer.

(b) Company will indemnify and hold harmless Seller, the Shareholders and Seller’s officers, directors, agents and employees from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including reasonable legal fees (collectively “Seller Damages”) arising out of any misrepresentation or breach or default in connection with any of the representations, warranties, and covenants given or made by Company in this Agreement. Seller and the Shareholders shall act in good faith and in a commercially reasonable manner to mitigate any Seller Damages they may suffer.

7.3 Claims. Upon the happening of any of the events specified in Section 7.2, the party claiming such indemnification shall give written notice of the Claim to the indemnifying party within forty-five (45) days after recording the Claim in its business records. Within thirty (30) days after receipt of a Claim, the indemnifying party may make reasonable objections to any Claim in writing, including the amount of the Claim and/or the reason for the Claim.

7.4 Resolution of Conflicts; Mediation.

(a) In the event the indemnifying party objects in writing to any Claim, the party claiming indemnification shall have forty-five (45) days to respond in a written statement to the objection of the indemnifying party. If after such forty-five (45) day period there remains a dispute as to any Claim, the indemnifying party and the party claiming indemnification shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each Claim.

(b) If no such agreement can be reached after good faith negotiation, either the party claiming indemnification or the indemnifying party, by written notice to the other, shall submit the matter(s) to confidential mediation in accordance with the Rules, Procedures and Protocols for Mediation of Dispute Prevention & Resolution, Inc., then in effect as a mandatory prerequisite to further adversarial proceedings of any kind, including commencement of litigation unless the amount of the Damages is at issue in pending litigation with a third party, in which event mediation shall not be commenced until such amount is ascertained or both parties agree to mediation.

(c) The Parties agree that a good faith attempt to resolve all issues in mediation is a mandatory prerequisite to further adversarial proceedings of any kind, including commencement of litigation.

7.5 Third-Party Claims. In the event the party claiming indemnification becomes aware of a third-party claim which the party claiming indemnification reasonably believes is reasonably likely to result in demand for indemnification, the party claiming indemnification shall notify the indemnifying party of such claim, and the indemnifying party shall be entitled, at their expense, to participate in any defense of such claim. The party claiming indemnification shall have the right in its sole discretion to settle any such claim; provided, however, that the party claiming indemnification may not affect the settlement of any such claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

ARTICLE VIII.
GENERAL

8.1 Further Assurances. The parties hereto agree to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement.

8.2 Entire Agreement. This Agreement contains the entire agreement between the parties and there are no agreements, representations or warranties by any of the parties hereto which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by all parties hereto. Notwithstanding the foregoing sentence, no change shall be made with respect to the time or form of any payments due hereunder.

8.3 Binding Effects: Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement and all rights hereunder may not be assigned by Seller or Shareholder except by prior written consent of Company.

8.4 Separate Counterparts. This Agreement may be executed in several identical counterparts, all of which when taken together shall constitute but one instrument, and it shall not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement.

8.5 Notices. All notices hereunder, to be effective, shall be in writing and shall be personally delivered or faxed or mailed by registered or certified mail, postage and fees prepaid, to the party to be notified as follows:

(i)	If to Seller:

Future Fight Productions, Inc.
1311 Lunalilo Home Road
Honolulu, Hawaii 96825
Attention: Mr. Thomas Jay Thompson

(ii)	If to Company:

ProElite, Inc.
12121 Wilshire Boulevard, Suite 1001
Los Angeles, California 90025
Attention: Chief Executive Officer

Unless and until notice of another or different address shall be given as provided herein.

8.6 Severability. The provisions of this Agreement are severable, and the invalidity of any provision shall not affect the validity of any other provision.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

PROELITE, INC.

By:	/s/ Douglas DeLuca
Douglas DeLuca, Chief Executive Officer

FUTURE FIGHT PRODUCTIONS, INC.

By:	/s/ Thomas Jay Thompson
Thomas Jay Thompson, President

SHAREHOLDERS:
/s/ Thomas Jay Thompson Thomas Jay Thompson
/s/ Odd Haugen Odd Haugen

SCHEDULE 1.1
ACQUIRED CONTRACTS

I. VENUE CONTRACT

•	Neil S. Blaisdell Arena: September 15, 2007

II. FIGHTER CONTRACTS

•	Robbie Lawler: three (3) remaining fights

•	Renato “Charuto” Verrisimo: two (2) remaining fights

•	Po’ai Suganuma: two (2) remaining fights

•	Kala Hose: one (1) remaining fight

•	Frank Trigg: one (1) remaining optional fight

SCHEDULE 2.1

Shareholders

Shareholder Name	Number of Shares

Thomas Jay Thompson	500

Odd Haugen	500

Officers

Name	Position

Thomas Jay Thompson	President, Secretary

Odd Haugen	Vice President, Treasurer

Board of Directors

Thomas Jay Thompson

Odd Haugen

EXHIBIT A
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of ___________________, 2007 (“Effective Date”) by and between PROELITE, INC., a New Jersey corporation, with its principal office at 12121 Wilshire Boulevard, Suite 1001, Los Angeles, California 90025 (the “Company”), and FFP, INC., a Hawaii corporation (“Consultant,” together with the Company, the “Parties”), with reference to the following facts:

WHEREAS, concurrently herewith, the Company is acquiring all or substantially all of the business and assets of Future Fight Productions, Inc., as Consultant was formerly known, pursuant to an Asset Purchase Agreement, dated as of September 13, 2007, between Consultant and the Company (the “Purchase Agreement”), and including the tradename, “Future Fight Productions” (hereafter, “Future Fight Productions” shall refer to such business operations and assets); and

WHEREAS, in connection with the Company’s acquisition of such business and assets of Consultant, and as a condition thereto, the Company desires that Consultant be retained by the Company; and

WHEREAS, Consultant has certain knowledge, expertise, experience and reputation of which the Company desires to avail itself; and

WHEREAS, Consultant and Company desire to set forth their future independent contractor relationship;

NOW, THEREFORE, the Company and Consultant desire to set forth in this Agreement the terms and conditions of Consultant's engagement by the Company.

ARTICLE I
ENGAGEMENT; TERM; DUTIES

1.1 Engagement. The Company hereby agrees that, commencing on July 30, 2007 (the “Commencement Date ”) and, subject to Section 4.1, ending five years thereafter (the “Term”), the Company shall engage Consultant to provide certain consulting services, and Consultant hereby accepts such engagement by the Company, upon the terms and subject to the conditions hereinafter set forth.

1.2 Consulting Services. Consultant’s duties and services for the Company shall include and not be limited to the following:

1.2.1 Organizing, managing, promoting live events for Future Fight Productions and EliteXC Live, a subsidiary of the Company (“EliteXC”).

1.2.2 Providing Consulting Services for all events that are promoted, organized or managed by EliteXC;

1.2.3 Signing fighters to EliteXC and Future Fight Productions;

1.2.4 Seeking and exploring business opportunities that are relevant to the Company’s business, including but not limited to sponsorships, strategic deals and distribution deals;

1.2.5 Reporting to the President of EliteXC, Gary Shaw, on a routine basis, to be determined by Mr. Shaw; and

1.2.6 Traveling to PE's headquarters periodically at the request the Company, as requested by the President of EliteXC.

1.3 Covenants of Consultant.

1.3.1 Reports. Consultant shall use its best efforts and skills to truthfully, accurately, and promptly make, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, programming including master tapes, or other property belonging to the Company of which it may have custody, and promptly pay and deliver the same whenever it may be directed to do so by the management of PE.

(a) In accordance with Sections 1.2.5 and 1.3.1, Consultant shall submit to the Chief Financial Officer of the Company all documents, invoices, agreements, understandings, and contracts and all other records received from third parties in connection with any Company events, which shall include events promoted under “Future Fight Productions”, “ICON”, “EliteXC” or any events promoted by the Company or an affiliate thereof.

1.3.2 Rules and Regulations. Consultant shall obey and be bound by all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company’s business in connection with its duties hereunder and shall endeavor to improve its ability and knowledge of the Company’s business in an effort to increase the value of its services for the mutual benefit of the Company and the Consultant.

1.3.3 Opportunities. Consultant shall make all business opportunities of which it becomes aware that are relevant to the Company’s business available to the Company, and to no other person or entity or to itself individually.

1.3.4 Time. The Consultant agrees to devote such time and attention to Consulting Services hereunder as is required to fulfill its obligations under this Agreement in a timely and professional manner, recognizing that the time demands may vary month-to-month.

1.4 Representatives of Consultant. Consultant shall perform its duties through two representatives (“Representatives”) who shall be THOMAS JAY THOMPSON (“Thompson”) and either PATRICK FREITAS (“Freitas”) or such other person as may be designated by Consultant (“Second Representative”). In this Agreement, “Consultant” means and includes “Consultant’s Representatives”, and each of them.

ARTICLE II
COMPENSATION

2.1 Consulting Fee. In consideration of the Consulting Services to be rendered hereunder, the Company shall pay to Consultant a consulting fee of Sixteen Thousand Six Hundred Sixty-Six and 66/100 Dollars ($16,666.66) per month for the term of this Agreement, payable in arrears on the last day of each month, with the first payment to be made on June 30, 2007 (“Consulting Fee”). The parties acknowledge that the Consulting Fee is based upon services being provided by no less than two Representatives. If the Second Representative ceases to provide services hereunder and is not immediately replaced by Consultant, then the Consulting Fee shall be reduced in accordance with the following schedule:

(i)	for termination on or before the first anniversary of this Agreement: reduction of Consulting Fee by Five Thousand Dollars ($5,000.00) per month;

(ii)	for termination after the first but on or before the second anniversary of this Agreement: reduction of Consulting Fee by Five Thousand Four Hundred Sixteen and 66/100 Dollars ($5,416.66) per month;

(iii)	for termination after the second anniversary of this Agreement: reduction of Consulting Fee by Five Thousand Eight Hundred Thirty-Three and 33/100 Dollars ($5,833.33) per month.

If Thompson ceases to be a Representative, then, at Company’s election, this Agreement shall terminate. In the event of such termination, Company is not precluded from retaining the services of Second Representative, if any.

2.1.1 For a period of five (5) years, Consultant shall receive twenty percent (20%) of the earnings before interest, taxes, depreciation and amortization related to the events that the Consultant promotes under “Future Fight Productions” or “ICON” (“EBITDA”), after deducting: (i) the Consulting Fee paid under this Agreement and (ii) any additional sales, general and administrative expenses incurred by the Company. The EBITDA payable to Consultant in accordance with this Section 2.1.1, shall be payable to Consultant within ninety (90) days after the end of each fiscal year (December 31).

2.2 Consulting Shares. In addition to the Consulting Fee and the EBITDA payable under Section 2.1.1, if any, Company shall pay Consultant Consulting Shares, which shall mean Fifty Thousand shares of Company’s common stock, based on a per share price of $10.

2.2.1 Payment. The Consulting Shares shall be made in equal payments on each of the first three (3) anniversaries of the Effective Date of this Agreement.

2.2.2 Forfeiture. The Consulting Shares shall be subject to forfeiture as follows:

(a) Upon the termination of this Agreement sooner than the third (3rd) anniversary of its Effective Date, all shares not yet paid shall be forfeited, except as otherwise provided in (i) and (ii), immediately below.

(i) A pro rata portion of the shares that would have been payable on the anniversary of the Closing Date next following the date on which the Consulting Agreement is terminated shall be paid to Consultant, such pro rata portion being equal to the product of one-third of the Consulting Shares and a fraction, the numerator of which is the number of days that have elapsed since the immediately preceding anniversary of the Closing Date through the date of the termination of the Consulting Agreement and the denominator of which is 365 (or 366 in the case of leap years).

(ii) If the Consulting Agreement is terminated by Company “Without Cause” (as defined in Section 4.5 of this Agreement), then fifty percent (50%) of all shares that would have been payable after the date on which the Consulting Agreement is terminated shall be paid to Consultant.

The shares identified in (i) and (ii), above, shall be paid on the dates on which such shares would have been paid in accordance with Section 2.2.1, above, had no forfeitures occurred.

(b) Any payment of Consulting Shares made by Company to Consultant shall be forfeited by Consultant, and Consultant shall be obligated to return to Company, without the necessity of any demand therefor, the certificate evidencing such shares, if, within one year of such payment Consultant shall engage or attempt to engage in any of the following (each, a “Prohibited Transaction”): (x) sell, exchange, assign, or otherwise transfer ownership of such Consulting Shares to any person; (y) hypothecate, mortgage, or otherwise transfer, offer, or pledge such Consulting Shares as security for indebtedness or for any other purpose; or (z) file a petition for protection from creditors under any of the United States or any State. A Prohibited Transaction shall be null and void ab initio, and the Company shall not, and shall not be required to, recognize or otherwise give effect to any such transfer.

2.2.3 Restricted Stock; Lock-up. The Consulting Shares shall be “restricted stock” for purposes of the Securities Act of 1933, as amended (“Securities Act”), and the Consulting Stock shall be subject to a stop transfer order, which Company shall deliver to its transfer agent. The certificates evidencing the Consulting Shares shall bear a legend representing (A) that the shares may not be sold, offered for sale or otherwise transferred or disposed of unless a registration statement is in effect under the Securities Act or Company has received an opinion of counsel satisfactory to it that an exemption from such registration is applicable to such shares and (B) that the Company’s transfer agent, prior to acting upon a request to transfer the stock to the name of a new owner, must notify Company and must decline to effect such transfer absent the approval of Company. The Consulting Shares shall be subject to certain lock-up provisions pursuant to a separate Lock-up Agreement.

ARTICLE III
BUSINESS EXPENSES

3.1 Business Expenses. Consultant will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance by Representatives of their duties on behalf of the Company, subject to the following: (a) all expenses are to be submitted to the Company every two (2) weeks on formal expense sheets; and (b) all expenses over Two Hundred and Fifty Dollars ($250.00) require prior approval and submission of appropriate supporting documentation to the Chief Financial Officer of the Company.

ARTICLE IV
TERMINATION OF ENGAGEMENT

4.1 Termination by the Consultant. The Consultant may terminate this Agreement “For Good Reason” upon fifteen (15) days’ written notice to the Company subject to the other Sections in this Article IV.

4.2 Definition of “For Good Reason”. In this Agreement, “For Good Reason” shall mean any of the following reasons: (i) the Company materially decreases the Consultant’s authority or responsibilities and/or assigns to the Consultant duties inconsistent with Consultant’s position or (ii) the Company’s breach of this Agreement which continues uncured for fifteen (15) days after receipt by the Company of written notice from Consultant identifying such breach with reasonable specificity and demanding an immediate cure thereof.

4.3 Termination by Company. The Company may terminate this Agreement “With Cause” upon fifteen (15) days’ written notice to Consultant subject to the other Sections in this Article IV.

4.4 Definition of “With Cause”. In this Agreement, “With Cause” shall mean any of the following causes: (i) Thompson ceases to be a Representative of Consultant or (ii) Consultant’s breach of this Agreement which continues uncured for fifteen (15) days after receipt by Consultant of written notice from the Company identifying such breach with reasonable specificity and demanding an immediate cure thereof.

4.5 Definition of “Without Cause”. In this Agreement, “Without Cause” shall mean any and/or all causes that are not specified in the definition of the term “With Cause” in Section 4.4 above.

4.6 Termination Prior to the First Anniversary. Notwithstanding the foregoing Sections in this Article IV, should Company terminate this Agreement prior to the first anniversary of the Effective Date of this Agreement whether “With Cause” or “Without Cause”, Company shall pay Consultant the entire Consulting Fee that would have been payable through the end of the first anniversary date upon such anniversary date. This payment of the entire Consulting Fee that would have been payable through the end of the first anniversary is in addition to other termination payments that may be applicable as specified in Sections 4.7 and 4.8 below.

4.7 Termination by Company “Without Cause”. Should Company terminate this Agreement “Without Cause”, Company shall pay Consultant fifty percent (50%) of the remaining Consulting Fee that would have been payable through the end of the term of this Agreement, such payment to be made in equal amounts on the remaining anniversary dates within the original Term of this Agreement.

4.8 Termination by Consultant “For Good Reason”. Should Consultant terminate this Agreement “For Good Reason”, Company shall pay Consultant fifty percent (50%) of the remaining Consulting Fee that would have been payable through the end of the term of this Agreement, such payment to be made in equal amounts on the remaining anniversary dates within the original Term of this Agreement.

ARTICLE V
INVENTIONS AND TRADEMARK; CONFIDENTIAL INFORMATION;
NON-DISCLOSURE; UNFAIR COMPETITION; CONFLICT OF INTEREST

5.1 Inventions and Trademark. All ideas, inventions, trademarks, proprietary information, know-how, processes and other developments or improvements developed by Consultant, alone or with others, during the Term, that are within the scope of Company’s business operations or that relate to Company’s work or projects, are the exclusive property of Company. In that regard, Consultant agrees to disclose promptly to Company any and all inventions, discoveries, trademarks, proprietary information, know-how, processes or improvements, patentable or otherwise, that it may make from the beginning of Consultant’s engagement until the termination thereof, that relate to the business of Company, whether such is made solely or jointly with others. Consultant further agrees that, during the Term, it will provide Company with a reasonable level of assistance, at Company’s sole option and expense, to obtain patents in the United States of America, or elsewhere on any such ideas, inventions, trademarks and other developments, and agrees to execute all documents necessary to obtain such patents in the name of Company.

5.2 Confidential Information. Consultant shall hold and keep confidential for the benefit of Company all secret or confidential information, files, documents other media in which confidential information is contained, knowledge or data (collectively the “Confidential Information”) relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Consultant during its engagement by Company or any of its affiliated companies. Confidential Information does not include information that is already public knowledge at the time of disclosure (other than by acts by Consultant or its Representatives in violation of this Agreement) or that is provided to Consultant by a third party without an obligation with Company to maintain the confidentiality of such information. After termination of Consultant’s engagement with Company, Consultant shall not, without the prior written consent of Company, or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than Company and those designated by it. Consultant shall acknowledge that all confidential documents are and shall remain the sole and exclusive property of Company regardless of who originally acquired the confidential documents. Consultant agrees to return to Company promptly upon the expiration or termination of its engagement or at any other time when requested by Company, any and all property of Company, including, but not limited to, all confidential documents and copies thereof in its possession or control. Any loss resulting from a breach of the foregoing obligations by Consultant to protect the Confidential Information could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law or this Agreement, Company shall have the right to obtain injunctive relief, in the appropriate court, at any time, against the dissemination by Consultant of the Confidential Information, or the use of such information by Consultant in violation hereof.

5.2.1 Restriction on Use of Confidential/Trade Secret Information. Consultant agrees that its use of confidential/trade secret information is subject to the following restrictions for an indefinite period of time so long as the confidential/trade secret information has not become generally known to the public:

(a) Non-Disclosure. Consultant agrees that it will not publish or disclose, or allow to be published or disclosed, confidential/trade secret information to any person without the prior written authorization of the Company unless pursuant to the Services and Consultant’s duties to the Company under this Agreement.

(b) Non-Removal/Surrender. Consultant agrees that it will not remove any confidential/trade secret information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to its duties under this Agreement. Consultant further agrees that it shall surrender to the Company all documents and materials in its possession or control which contain confidential/trade secret information and which are the property of the Company upon the termination of this Agreement, and that it shall not thereafter retain any copies of any such materials.

5.2.2 Non-Solicitation of Customers/Prohibition Against Unfair Competition. Consultant agrees that at no time after its engagement with the Company will it engage in competition with the Company while making any use of the Company’s confidential/trade secret information. Consultant agrees that it will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Consultant worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of Consultant’s engagement with the Company.

5.3 Non-Solicitation During Engagement. Consultant shall not during its engagement inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

5.4 Non-Solicitation of Employees. Consultant agrees that, for one year following the termination of this engagement, it shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

5.5 Breach of Provisions. If the Consultant breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Consultant, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

5.6 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

ARTICLE VI
INDEPENDENT CONTRACTOR

6.1 Independent Contractor. The Consultant’s relationship with the Company will be that of an independent contractor, and neither Consultant nor Consultant’s Representatives shall be partners or joint venturers with Company. Consultant’s Representatives shall not be employees of the Company.

6.2 No Authority. Neither the Consultant, any Representative of Consultant, nor any partner, agent or employee of the Consultant, has authority to enter into contracts that bind the Company or EliteXC or create obligations on the part of the Company or EliteXC without the prior written authorization of the Company or EliteXC.

6.3 No Benefits. The Consultant and the Consultant’s Representatives acknowledge and agree that Consultant’s Representatives will not be eligible for any Company employee benefits, regardless of whether the status of any such Representative is redetermined by the Internal Revenue Service or other regulatory authority to be that of employee.

6.4 Withholding. The Consultant shall have full responsibility for applicable taxes on all amounts paid to Consultant under this Agreement, and by Consultant to Consultant’s Representatives, and for compliance with all applicable labor and employment requirements with respect to Consultant’s Representatives, including, without limitation, all requirements respecting the withholding and payment of taxes.

ARTICLE VII
MISCELLANEOUS

7.1 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns. Consultant may not assign any of its rights and obligations under this Agreement. The Company may assign its rights and obligations under this Agreement to any successor entity.

7.2 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the party to be notified at its or his/hers address set forth herein; or three days after being sent by registered or certified mail, return receipt requested, (or by equivalent courier with delivery documentation such as FEDEX or UPS) to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this Section 7.2:

If to the Company:	ProElite, Inc. 12121 Wilshire Boulevard, Suite 1001 Los Angeles, California 90025 Telephone: (310) 526-8700 Facsimile: (310) 526-8740 Attention: Douglas DeLuca

If to Consultant:	FFP, Inc. c/o Thomas Jay Thompson 1311 Lunalilo Home Road Honolulu, Hawaii 96825 Telephone: ( ) Facsimile: ( )

7.3 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

7.4 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless expressed in a writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

7.5 Entire Agreement. This Agreement, the Asset Purchase Agreement and the Noncompetition, Nonsolicitation And Nondisclosure Agreement by and between the Company and the Consultant, set forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Consultant, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Consultant’s engagement, express or implied, other than to the extent expressly provided for herein.

7.6 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced. Notwithstanding the foregoing sentence, no change shall be made with respect to the time or form of any payments due hereunder.

7.7 Authority. The Parties each represent and warrant that it or he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

7.8 Attorneys’ Fees. If either party hereto commences a mediation or other action against the other party to enforce any of the terms hereof or because of the breach by such other party of any of the terms hereof, the prevailing party shall be entitled, in addition to any other relief granted, to all actual out-of-pocket costs and expenses incurred by such prevailing party in connection with such action, including, without limitation, all reasonable attorneys’ fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

7.9 Titles. The titles of the sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

7.10 Gender and Number. As used in this Agreement, the masculine, feminine, or neuter gender, and the singular or plural number, shall each include the other.

7.11 Mediation. To the fullest extent permitted by law, Consultant and the Company agree to confidential mediation in accordance with the Rules, Procedures and Protocols for Mediation of Dispute Prevention & Resolution, Inc., then in effect of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the engagement relationship between the Company and Consultant and any disputes upon termination of engagement, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to mediate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to mediate shall apply to them to the extent Consultant’s claims arise out of or relate to their actions on behalf of the Company. The Parties agree to hold the mediation in Honolulu, Hawaii. The Parties also agree that a good faith attempt to resolve all issues in mediation is a mandatory prerequisite to further adversarial proceedings of any kind, including commencement of litigation.

7.12 This Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company. In the event of any such merger or consolidation or transfer of assets, Consultant’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the day and year first above written.

FFP, Inc.		ProElite, Inc.,
a New Jersey corporation

By:		By:
	Name: Thomas Jay Thompson	Name:
	Title: President	Title:

EXHIBIT B
NON-COMPETE AGREEMENT WITH THOMAS JAY THOMPSON

NONCOMPETITION, NONSOLICITATION

AND NONDISCLOSURE AGREEMENT

This NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE AGREEMENT (this “Agreement”) is being executed and delivered as of __________, 2007 (the “Effective Date”) by THOMAS JAY THOMPSON (“Shareholder”) in favor of and for the benefit of FUTURE FIGHT PRODUCTIONS, INC., a Hawaii company (the “Company”), and PROELITE, INC., a New Jersey corporation (“Purchaser”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of September 13, 2007 by and between Purchaser and the Company, concurrently with the Effective Date of this Agreement, Purchaser is acquiring from the Company substantially all of the assets of the Company (the “Assets”); and

WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that a non-competition agreement be executed and delivered by Shareholder; and

WHEREAS, the Company conducts business throughout Hawaii; and

WHEREAS, the parties hereto recognize that Shareholder, as the founder, executive officer and director of the Company, has unique knowledge and experience regarding the Company’s business, and Purchaser and the Company desire to be assured that confidential information pertaining to the Company’s business and the goodwill of the Company will be preserved and protected and will inure to the benefit of Purchaser:

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

A G R E E M E N T

1. Acknowledgments by Shareholder. Shareholder acknowledges that, in connection with the acquisition of the Assets, Shareholder has agreed to enter into this Agreement as an inducement for Purchaser to enter into the Purchase Agreement. Shareholder furthermore acknowledges that the promises and restrictive covenants that the Shareholder is providing in this Agreement are reasonable and necessary to the protection of Purchaser’s and the Company’s business and Purchaser’s legitimate interests in acquiring the Assets pursuant to the Purchase Agreement.

2. Noncompetition.

(a) As an inducement for Purchaser to enter into the Purchase Agreement and as additional consideration for the consideration to be paid to Shareholder under the Purchase Agreement, Shareholder agrees that until the fifth anniversary of the Effective Date (the “Restrictive Period”), Shareholder shall not, without the prior written consent of the Purchaser, in the states of Hawaii and California:

(i) directly or indirectly, alone or with others, engage in a business which is Directly Competitive;

(ii) be or become an officer, director, stockholder, owner, corporate affiliate, co-owner, partner, member, trustee, promoter, founder, investor or lender, consultant, advisor or executive of or to, or otherwise acquire or hold any controlling interest in or otherwise engage in the providing of service (whether or not for compensation) to, any person or entity that engages in a business that is Directly Competitive; or

(iii) permit Shareholder’s name to be used in connection with a business that is Directly Competitive;

provided, however, that nothing in this Section 2 shall prevent Shareholder from owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock of a publicly held corporation if Shareholder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation.

(b) For purposes of this Agreement, “Directly Competitive” means a business that is engaged in, or as of the Effective Date intends to engage in the mixed martial arts business and freestyle fighting, which includes: (1) recruiting and promoting fighters, (2) promoting mixed martial arts fights and (3) branding and licensing mixed martial arts brands and logos.

(c) For the purposes of this Agreement, “Directly Competitive” does not include the training and/or instruction of mixed martial arts fighting techniques and/or branding and/or licensing of mixed martial arts brands and logos in furtherance of such training and/or instruction.

(d) The parties acknowledge that the covenants contained in this Section 2 hereof are reasonable in geographical and temporal scope and in all other respects. The parties hereto intend that the covenants set forth in this Section 2 hereof shall be construed as a series of separate covenants. It is the desire and intent of the parties hereto that the provisions of this section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of the covenants of this Section 2 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of the covenant in the particular jurisdiction in which such adjudication is made.

3. Nonsolicitation. Shareholder further agrees that during the Restrictive Period:

(a) Shareholder will not directly or indirectly solicit away employees or consultants of Purchaser or the Company or any of its subsidiaries for Shareholder’s own benefit or for the benefit of any other person or entity; and

(b) Shareholder will not directly or indirectly solicit away or attempt to solicit away actual or prospective customers of Purchaser or the Company or any of its subsidiaries; provided, however, that Shareholder may contact any such actual or prospective customers for any business which is not Directly Competitive.

4. Termination of Sections 2 and 3. Shareholder, Company and Purchaser agree to immediately terminate Sections 2 (Noncompetition) and 3 (Nonsolicitation) of this Agreement if the Company and/or Purchaser terminates Shareholder and/or the Consulting Agreement “Without Cause” as defined below. Shareholder, Company and Purchaser also agree to immediately terminate Sections 2 (Noncompetition) and 3 (Nonsolicitation) of this Agreement if Shareholder terminates the Shareholder’s Consulting Agreement “For Good Reason” as defined below.

(i) “Without Cause” shall mean any and/or all causes that are not specified in the definition of the term “With Cause.” In turn, “With Cause” shall mean any of the following causes: (i) Shareholder ceases to be a “Representative” of FFP, INC., as defined in the Consulting Agreement or (ii) FFP, INC.’s breach of the Consulting Agreement which continues uncured for fifteen (15) days after receipt by FFP, INC. of written notice from the Purchaser and/or Company identifying such breach with reasonable specificity and demanding an immediate cure thereof.

(ii) “For Good Reason” shall mean any of the following reasons: (i) the Purchaser and/or Company materially decreases the Shareholder’s authority or responsibilities and/or assigns to the Shareholder duties inconsistent with Shareholder’s position or (ii) the Purchaser and/or Company’s breach of the Consulting Agreement which continues uncured for fifteen (15) days after receipt by the Purchaser and/or Company of written notice from FFP, INC. identifying such breach with reasonable specificity and demanding an immediate cure thereof.

5. Noninterference. Shareholder further agrees that during the Restrictive Period Shareholder will not directly or indirectly:

(a) Induce or attempt to induce any customer, supplier, financier, government agency, independent contractor, developer, promoter or other person having any business or regulatory relationship with the Company to cease, reduce or alter the nature, amount or terms or business conducted or regulatory oversight or practices followed with respect to the Company or to engage in any business, regulatory or other activity which might materially harm the Company or which is opposed by the Company; and

(b) Interfere with the relationship between the Company and any employee of the Company.

6. Confidentiality.

(a) Shareholder acknowledges that he has held a sensitive management position with the Company and that, by virtue of having held such position, he has had access to and has learned the Company’s confidential and proprietary information and trade secrets pertaining to its past, present, planned or projected operations, results of operations, prospects, processes, know-how, services, projects, strategies, techniques, procedures, financial capabilities, assets, transactions, partners, financing sources and personnel, disclosure of any of which to present or future competitors, investors, partners or the general public would be highly detrimental to the best interests of the Company. All such confidential and proprietary information to which Shareholder has had prior access as a result of his position with the Company are herein referred to as “Confidential Information.” For purposes of this Section 5, “Confidential Information” does not include (i) information which is or becomes generally available to the public or in the industry of the Company other than as a result of an unauthorized disclosure by Shareholder; (ii) is received by Shareholder in good faith and without restriction from a third party not under a confidentiality obligation to the Company and having the right to make such disclosure; or (iii) Shareholder can demonstrate is independently developed by or for the Shareholder without use or reference to the Confidential.

(b) Without limiting any obligations of the Shareholder arising at law or pursuant to any existing agreement to which the Shareholder is bound or lawful order of any court or governmental agency, Shareholder covenants and agrees to and in favor of the Company and Purchaser that, subject to the further provisions of this Agreement, Shareholder shall not disclose any Confidential Information to any person other than in connection with employment services provided by Shareholder to the Purchaser or its affiliates, and Shareholder shall not use for his own purposes or for any other purpose other than those of the Company any Confidential Information at any time. Without limiting the generality of the foregoing, Shareholder agrees that, except as permitted in writing by the Company, he will not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way related to Confidential Information. Shareholder agrees that any disclosure by him of any of the Confidential Information shall constitute a material breach of this Agreement.

7. Specific Performance. Shareholder agrees that in the event of any breach or threatened breach by Shareholder of any covenant, obligation or other provision contained in this Agreement, Purchaser and the Company shall be entitled (in addition to any other remedy that may be available to them), to the extent permitted by applicable law, to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach without the need to post a bond or to show actual damages.

8. Non-Exclusivity. The rights and remedies of Purchaser and the Company hereunder are not exclusive of or limited by any other rights or remedies which Purchaser and the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Purchaser and the Company hereunder, and the obligations and liabilities of the Shareholder is in addition to his respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

9. Notices. Any notice or other communication required or permitted to be delivered to Shareholder, Purchaser or the Company, under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered in accordance with the terms of the Purchase Agreement.

10. Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement and is separable from every other part of such provision.

11. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California without giving effect to principles of conflicts of laws.

12. Waiver. No failure on the part of Purchaser or the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Purchaser or the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Purchaser nor the Company shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

13. Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

14. Entire Agreement. This Agreement, the Purchase Agreement and the Employment Agreement between the Company and Shareholder dated as of the date hereof, set forth the entire understanding of Shareholder, Purchaser and the Company relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof and thereof.

15. Amendments. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, the Company and Shareholder.

16. Assignment. This Agreement and all obligations hereunder are personal to the Shareholder and may not be transferred or assigned by Shareholder at any time. Purchaser or the Company may assign their respective rights under this Agreement in whole or in part, without the consent or approval of the Shareholder or any other person or entity.

17. Effective Date. This Agreement shall become effective on the Effective Date.

18. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

19. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed and original, and all of which, when taken together, shall constitute but one and the same agreement.

IN WITNESS WHEREOF, the parties here executed this Agreement as of the date first above written.

SHAREHOLDER

THOMAS JAY THOMPSON

FUTURE FIGHT PRODUCTIONS, INC.

By

Name

Title

PROELITE, INC.

By

Name

Title